February 27, 2020

Davis Fundamental ETF Trust
2949 E. Elvira Road
Suite 101
Tucson, Arizona 85756

Re:	Davis Fundamental ETF Trust
Ladies and Gentlemen:

We have acted as counsel for Davis Fundamental ETF Trust (the “Trust”) in connection with the registration under the Securities Act of 1933 (the “Act”) of an issuance of shares of beneficial interest in certain series of the Trust designated as Davis Select U.S. Equity ETF, Davis Select International ETF, Davis Select Financial ETF, and Davis Select Worldwide ETF (collectively the “Shares”) in Post-Effective Amendment Number 8 to the Trust’s registration statement No. 333-213073 on Form N‑1A (the “Registration Statement”), to be filed on or about February 28, 2020.

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including, but not limited to, the First Amended Agreement and Declaration of Trust and By-Laws of the Trust, actions of the Board of Trustees authorizing the issuance of Shares, and the Registration Statement.

Among other things, the Registration Statement is deemed to register the Shares pursuant to Rule 24f-2 under the Investment Company Act of 1940. You have advised us that the Trust will, from year to year, timely file a notice pursuant to Rule 24f-2 perfecting the registration of the Shares sold by the Trust during each fiscal year during which such registration of an indefinite number of Shares remains in effect. You have also informed us that the Shares will be sold in accordance with Section 5(b) of the Act.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the Declaration of Trust and the actions of the Board of Trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and non-assessable by the Trust.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transaction referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the Bylaws refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.
/s/ Greenberg Traurig, LLP